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                                                                    EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-130186 on Form S-4 of our reports dated March 3, 2006, relating to the consolidated financial statements and financial statement schedule of Sierra Pacific Resources and management's report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Sierra Pacific Resources for the year ended December 31, 2005 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.



/s/ Deloitte & Touche LLP

Reno, Nevada
March 13, 2006